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                                                                       EX-99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information, constituting parts of this Post-Effective Amendment No. 49 registration statement on Form N-1A (the "Registration Statement"), of our report dated December 29, 1995, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Report to Shareholders of Vanguard Money Market Reserves, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP

Philadelphia, PA

November 29, 1996